Rule 424(b)(2)
	Registration Nos. 333-14791
	NASD File No. 961029005

PRICING SUPPLEMENT NO. 244
Dated April 24, 1997, to Prospectus
Supplement dated February 5, 1997
and Prospectus dated October 31, 1996

	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100%   Initial Interest Rate: 1 month Libor
 Commission: .35%                              Telerate pg 3750
	               posted on 4/29/97
Interest Rate Basis:
( ) Treasury Rate	 Original Issue Date: 5/01/97
(x) LIBOR - 1 month	 Maturity Date: 06/15/00
( ) Commercial Paper Rate	 Maximum Interest Rate:______%
( ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
( ) Prime Rate 	 Spread Multiplier:__________%
( ) Other 	 Spread (+ -) +.37%

Index Maturity: Monthly

Interest Payment Period:	 Monthly

Interest Reset Period:	Monthly

Interest Reset Dates:	Same as coupon payment dates.

Interest Determination Dates: Two NY/London business days prior to interest reset dates.

Interest Payment Dates: 	Monthly on the 15th.

The aggregate principal amount of this offering is $20,000,000 and relates only to Pricing Supplement No. 244. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $9,517,500,000 and, to date, including this offering, an aggregate of $8,220,325,000 Medium-Term Notes, Series E has been issued and $4,656,390,000 are outstanding.